Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

VVUS - Q2 2008 Vivus Earnings Conference Call

Event Date/Time: Aug. 04. 2008 / 4:30PM ET

CORPORATE PARTICIPANTS

 Tim Morris

 VIVUS - VP, Finance, CFO

 Leland Wilson

 VIVUS - President, CEO

 Peter Tam

 VIVUS - SVP, Product and Corporate Development

CONFERENCE CALL PARTICIPANTS

 Cory Kasimov

 JPMorgan - Analyst

 Mike King

 Rodman & Renshaw - Analyst

 Ken Trbovich

 RBC Capital Markets - Analyst

 Ruthanne Roussell

 The Robins Group - Analyst

 Ritu Baral

 Canaccord Adams - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen. And welcome to the second-quarter 2008 VIVUS earnings conference call. My name is Dan and I will be your coordinator for today. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the call over to your host for today’s call, Mr. Tim Morris. Please proceed, Sir.

 Tim Morris  - VIVUS - VP, Finance, CFO

 Thank you. During the course of this conference call, VIVUS may make projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that such statements are just predictions and actual events or results may differ materially. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of VIVUS.

 Leland Wilson  - VIVUS - President, CEO

 Good afternoon and thank you for joining us. In today’s call, Peter will review the results of the OB-202 study, our 28-week study of Qnexa in diabetic patients. This data was presented at the American Diabetes Association meeting in San Francisco in early June and a subset analysis of the cardiovascular risk factors was presented at the Jefferies Healthcare Conference in late June. I will also comment on this data as well as on the recent FDA Advisory Panel meeting on the need for cardiovascular safety trials for drugs in development for Type 2 diabetes. Tim will review the financial results and upcoming investor presentations. And lastly, we will take your questions.

Clearly, the highlight of the second quarter was the presentation of the results of the OB-202 study. The primary endpoint of this trial was a reduction in hemoglobin A1c. Subjects on Qnexa achieved a reduction in A1c of 1.2%. Importantly, Qnexa patients also achieved an average weight loss of 8%, an improvement in their cardiovascular risk factors, namely blood pressure, triglycerides, and weight circumference. We believe Qnexa is the first oral diabetic medication to significantly lower blood sugar, weight, and cardiovascular risk.

To discuss some of the specifics of the trial and the additional data released from the study, I will now turn the call over to Peter Tam.

 Peter Tam  - VIVUS - SVP, Product and Corporate Development

 The OB-202 study was a 28-week, randomized, double-blind, placebo-controlled trial of Qnexa in the glycemic management of obese Type 2 diabetics. The primary endpoint of this study is improvement of glycemic control as measured by the reduction of hemoglobin A1c levels. The trial randomized 206 patients in over 10 sites in the United States. Study patients at baseline had a hemoglobin A1c of about 8.6% to 8.7% and the average BMI was 35. In general, the typical patient in this trial was someone that had been diagnosed with diabetes for more than five years with poorly controlled diabetes despite being on two or more anti-diabetic medications. In addition, the majority of patients in this trial had multiple cardiovascular co-morbidities, typical of those with metabolic syndrome.

Subjects treated with Qnexa had a reduction in HbA1c of 1.2% compared to a reduction of 0.6% in the placebo group. Further analysis revealed that the placebo group had three times more anti-diabetic medications added during the study along with increases in the doses of their anti-diabetic medications as compared to those that were treated with Qnexa. In many respects, this study did not compare Qnexa to just placebo but rather the study compared the efficacy of Qnexa against the current armamentarium of oral anti-diabetic medications. Along with significant improvement in glycemic control, subjects treated with Qnexa on an intent-to-treat basis lost 8% of their baseline bodyweight, or 7.7 kilograms as compared to only 1.2% weight loss in the placebo group.

Fasting plasma glucose levels were reduced rapidly in the Qnexa arm from 175 mgs per deciliter to 142 mgs per deciliter versus a decrease from 174 mgs per deciliter to 167 mgs per deciliter in the placebo group. It is worth noting that the fasting plasma glucose continues to decline at week 28 for the Qnexa arm in contrast to an apparent increase in plasma and glucose in the control group, despite the addition of more oral anti-diabetic medications. Qnexa patients also had significant improvement in cardiovascular risk factors, including systolic and diastolic blood pressure, triglyceride levels, and waist circumference.

The Qnexa treatment group had a study completion rate of 85% as compared to 72% in the placebo arm. Importantly, study discontinuation due to adverse event was only 3% in the Qnexa group versus 4% in the placebo group, demonstrating that Qnexa in the six months double-blind study was well tolerated by patients. In addition, to improvements in metabolic and cardiovascular parameters, Qnexa’s subjects also reported significant improvement in quality of life including physical function, public distress, and self-esteem. Glycemic control with Qnexa as measured by a reduction in HbA1c levels is at least on par with existing oral diabetic medications. But, unlike other diabetic therapies that are either weight neutral or weight gain, subjects in the Qnexa group were able to lose on average 8% of their body weight on an intent-to-treat basis during treatment.

Qnexa was well tolerated with no treatment-related serious adverse events. The most common treatment-related adverse events were nausea, paresthesias, constipation, dry mouth, and dizziness. These were the results reported at the American Diabetes Association meeting. Subsequent to the meeting, we performed an analysis of subjects in the OB-202 study that had higher cardiovascular risk factors at baseline. The analysis population was comprised of subjects with elevated baseline risk factors that were in the upper quartile of the overall study population.

This subset analysis showed that subjects with higher cardiovascular risk factors at baseline had significantly greater improvement on Qnexa as compared to placebo. Specifically, these higher risk subjects treated with Qnexa had their systolic blood pressure reduced by 11.2 millimeters of mercury from a baseline mean of 138 millimeters of mercury. That’s compared to a reduction of 1.9 millimeters of mercury from a baseline mean of 140 millimeters of mercury in the placebo group. Similarly, diastolic blood pressure was reduced by 7.9 millimeters of mercury from a baseline mean of 83.5 millimeters of mercury in the Qnexa group versus a reduction of 3.3 millimeters of mercury from a baseline mean of 86.3 millimeters of mercury in the placebo group.

Current target blood pressure goal for diabetic patients was hypertension that’s less than 130/80. Higher risk subjects with elevated triglyceride levels at baseline that were treated with Qnexa experienced a reduction of 86.9 mgs per deciliter or 32% from the baseline as compared to a reduction of 25.3 mgs per deciliter or 8.7% in the placebo group. Fasting plasma glucose in higher risk population was reduced by 85.2 mgs per deciliter or 35% from baseline in the Qnexa group, as compared to a reduction of 17% in the placebo group.

This subset analysis shows the impact of Qnexa on those patients that stand to benefit the most from treatment. Elevated blood pressure, fasting glucose, and triglyceride levels put these patients at greater risk of adverse cardiovascular events such as stroke, myocardial infarction and death. Treatment of these diabetic patients with Qnexa resulted in significant improvement in blood pressure and triglycerides in addition to weight loss and improved glycemic control. Based on these multiple cardiometabolic benefits observed, we believe this profile will set Qnexa apart from other diabetic and obesity agents that are currently available including those that are in late-stage development.

As you know, subjects who completed the OB-202 study were allowed to enroll in a double-blind, placebo-controlled extension study, DM-230. The extension study will continue to monitor HbA1c levels, bodyweight, and other metabolic endpoints over the six-month period. Data from this extension study should be available by the end of 2008.

On the regulatory front, our plan is to meet with the FDA later this year to discuss the details of a Phase III development program for diabetes.

Qnexa for obesity. As you know, all of the Phase III trials are fully enrolled and are progressing as planned. Data from the OB-301 study should be available by the end of 2008 and data from the OB-302 and 303, the one year studies, by mid-2009.

For Luramist, our testosterone metered dose transdermal spray for the treatment of hypoactive sexual desire disorder in women, we continue our search for a corporate partner. Given the recent regulatory clarity we obtained from the FDA, we are advancing discussions with potential partners on this front.

For avanafil, early in the second quarter, we announced a $30 million funding collaboration with Deerfield. This $30 million will allow us to accelerate the development of avanafil, our oral PDE5 inhibitor for the treatment of male erectile dysfunction. Since the announcement, we have accelerated our efforts to move this compound into Phase III clinical testing. Specifically, we have ordered Phase III materials from our partner who is now Mitsubishi Tanabe and have completed pre-Phase III GMP inspections at that facility in Japan. This material is expected to be delivered in the fall of 2008.

As you will recall, we previously obtained a special protocol assessment for our Phase III protocol for avanafil. We’ve received proposals from a number of CROs for the pivotal Phase III studies. We plan to select the CRO for the Phase III studies by the fourth quarter of this year. These are the four late-stage programs we have in our pipeline.

I will now turn the call over to Tim.

 Tim Morris  - VIVUS - VP, Finance, CFO

 Thanks Peter. For the second quarter, product revenues of $4.2 million from the sales of MUSE were consistent with the second quarter last year and the $21 million in-license revenue from the recognition of the deferred revenue from the KV transaction was as expected. Expenses of $22.6 million were higher than the second quarter last year, mainly due to spending on the Qnexa Phase III obesity clinical studies.

For the first half of the year, product revenues of $5.8 million from the sale of MUSE again were consistent with the same period last year. The $42 million in-license revenue from the KV transaction was as expected. Total expenses of $53 million were higher than the first half of last year, again mainly due to the spending of the Phase III Qnexa studies for obesity. If you would like some additional information on the financial results, please refer to the press release for the exact numbers for the quarter in the first half of 2008.

VIVUS had cash, cash equivalents and available for sale securities of $155.1 million at the end of June. This includes the monies received from the Deerfield transaction in April. This compares to $179 million that we had on the balance sheet at the end of December. Cash used in operations for the first half of the year was $33.9 million. We expect to end the year somewhere between $90 million and $100 million of cash.

On the Investor Relations front, I’m pleased to report that we had a very successful event for both investors and analysts at the ADA meeting following the scientific release of the OB-202 data. We continue to meet with investors and analysts and share the data from this study. And as our market cap increases, we are seeing more opportunities to present to bigger funds and investors outside of your traditional healthcare specialists. Future IR presentations include presentations at the Canaccord Adams Global Growth Conference in Boston in August 14, a presentation at the Noble Financial Capital Markets Conference in Las Vegas August 18, participation in the Piper Jaffray Investor Bus Tour in Mountain View on August 21, presentation at the BioCentury NewsMakers Conference in New York on September 4, and participation and presentation in the UBS Global Life Science Conferences in New York the week of September 26.

With that, I will turn the call back to Lee for some final comments.

 Leland Wilson  - VIVUS - President, CEO

 Thanks Tim. Before we open the call to questions, I would like to comment on the recent FDA Advisory Panel meeting held to discuss the need for cardiovascular studies for drugs in development for diabetes. The end result of the two days of presentations, discussions and deliberations was that the Advisory Panel recommended that some type of cardiovascular risk assessment be performed on drugs in development for diabetes. The timing, size, and duration of these studies remains a topic of debate, and we do not know even if the FDA will officially adopt the panel’s recommendation.

Regardless of the official outcome, we believe the panel meeting and the emphasis placed on cardiovascular impact of diabetic drugs is a huge positive for Qnexa. Qnexa has already demonstrated significant improvements in cardiovascular risk factors in both our Phase II obesity trial and most recently in our OB-202 trial in diabetic patients. Importantly, we now also see — we’re now also seeing thought leaders shifting their focus from independently treating the various symptoms of diabetes such as HbA1c, blood pressure and lipids to treating the singular cause of the disease and that’s excess body fat.

As one of the Advisory Panel members pointed out, obesity is the common soil from which insulin resistance, diabetes, dyslipidemia, and hypertension leading eventually to cardiovascular morbidity and mortality. As Peter explained, results of the OB-202 study demonstrated significant reduction in A1c, weight and improvement in cardiovascular risk factors. We are exploring the possibility of moving Qnexa into Phase III for diabetes. We have requested an end of Phase II meeting with the FDA to discuss the results of the OB-202 study and to outline our plans for Phase III. We expect that meeting to occur sometime in the early fall. Pending the outcome of that meeting, we will formalize our plans for Qnexa in diabetes. We look forward to providing you an update on our future plan.

With that, I would like to open the call to questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Cory Kasimov, JPMorgan.

 Cory Kasimov  - JPMorgan - Analyst

 The first question I have for you is if you could just give us your reaction to the recent UK Registry study of Topamax and whether in epileptic patients and whether or not you are at all surprised by this, given what’s in the label. And also if you could remind us what pregnancy precautions are built into the Phase III program for Qnexa?

 Peter Tam  - VIVUS - SVP, Product and Corporate Development

 We were not surprised by the UK Registry because of the label what’s already mentioned in the Topamax label. And we expect that additional registries will provide data probably similar to what was found in the UK Registry.

With regard to the precautions – the pregnancy precautions we’ve put in place for the Phase III program, we are actually requiring two methods of contraception for patients of childbearing potential to consistently comply with that recommendation throughout the study. We are also implementing pregnancy tests every month each time they come in for a study visit. So we are monitoring that very closely.

 Cory Kasimov  - JPMorgan - Analyst

 And then with regards to the diabetes program, you guys answered a lot of my questions with your prepared remarks but want to kind of just get some of your follow-up thoughts following the promising data at ADA as well as the FDA Panel meeting you discussed and realizing that you have your end of Phase II meeting coming up in the next couple of months. Still if all goes well there, can you talk a little bit about potential timing of launching a Phase III program and how that may relate to strategic options you have, whether or not you would take the same route here if you’re just going to wait for the obesity data before you partner Qnexa for any indication? Or I would assume it would probably be difficult to disassociate obesity from diabetes with a product like this. So it would be a partner for all of it. Could you just kind of discuss the strategic options there?

 Leland Wilson  - VIVUS - President, CEO

 As you know, we’re very excited about the potential of Qnexa in treatment of diabetes. And, because we think as I think Peter and I have tried to mention in our prepared remarks, this can change the landscape for how diabetic patients are treated. That is treating the cause rather than the symptoms out the backside and in addition have some impact on long-term morbidity and mortality.

Now having said that, life is changing very quickly at the FDA. As you know, we’ve been successful in getting the FDA to eliminate the need for showing HbA1c reduction independent of weight loss. And I think VIVUS has a significant role in making that happen.

The second one is that our 202 study was kind of a pioneering study in how studies are done in diabetes and that is we were taking all comers per se. That is, historically, companies have frankly gamed the system a little bit and tried to select patients which had few other diabetic complications, those that were on few other medications and frankly those that have not had diabetes for very long. In our study, we call them an all comers’ patient study. They were much like what we see — what we think will be coming into doctors’ offices once the drug is approved. So, it’s kind of moving away from a bucket kind of a system that the FDA had implemented previously for approval of diabetes drugs, the one where we have an all comers program. So, that’s the second major change that the FDA has made.

Then clearly, the other topic of conversation going on at the FDA now is the recent FDA Advisory Panel meeting talking about the need for cardiovascular outcomes. For those of you who are not familiar with what the issue is there, is that it’s been long thought that if you control HbA1c, that you improve the cardiovascular outcomes of these patients. And in fact, that’s probably not the case. There may only be a very minor help in preventing cardiovascular outcomes.

And so, how important is HbA1c control if these patients almost universally died from cardiovascular risk? And the answer to that is, it’s probably not all that much. The bigger question becomes one of, how do you control cardiovascular risk? And so now the Agency and the Advisory Panel are very interested in morbidity and mortality studies for helping these patients live longer and healthier. So, this is a change that’s going on.

Now I say all of this as a prelude to our end of Phase II meeting, which I think is going to be a wonderful discussion with the agency about how drugs for the treatment of diabetes are going to be managed going forward. And so, I think we are right here on the forefront of helping to write the story about how these drugs can go through development.

Now, to your question specifically, when do we think we’ll be able to try to get into a Phase III program? And I would say just in general terms as quickly as we can after the Advisory Panel. And so hopefully, we will have all the manufactured products that we will need for starting those studies. We will have the protocols obviously for the FDA to review at the end of Phase II meeting, and it will depend a lot upon the kind of comments that they have as to what should actually be done. And so, I won’t give you a specific date but we’re going to try to move aggressively as we possibly can to get an idea of the requirements as to how we start.

Now, the question then finally as to what is our partnering strategy? I agree, Cory, that obesity and diabetes are the same disease to a great degree. And so, you’re not going to be able to separate these out on two different partnering deals. And so, we’ll look forward to the end of the diabetes Phase III program for a partnering effort from our standpoint.

 Cory Kasimov  - JPMorgan - Analyst

 And then lastly, just a financial housekeeping question for Tim. As from an R&D standpoint and the run rate there, you had a pretty sharp drop in 2Q from 1Q. Is that a good run rate going forward? If it is, it looks like you would come in pretty well below your guidance for the year. Can you talk about how you are thinking the expense going out second half of 2008?

 Tim Morris  - VIVUS - VP, Finance, CFO

 Yes, I wouldn’t get too hung up on quarter-to-quarter fluctuations there.

 Cory Kasimov  - JPMorgan - Analyst

 What would drive R&D then? I mean if the Phase III obesity program is entirely enrolled, and if diabetes doesn’t start until the very end of this year at the earliest, is there anything else that would kick start R&D?

 Tim Morris  - VIVUS - VP, Finance, CFO

 There should be some monies in there for avanafil second half.

Operator

 Mike King, Rodman & Renshaw.

 Mike King  - Rodman & Renshaw - Analyst

 Lee, you talked most of this in your answer to Cory’s question. But in terms of diabetes, could you contemplate given what we think are the benefits of weight loss, could you consider outcomes study as part of the Phase III or Phase IV (technical difficulties)? And if so, what would that look like? Would that be some kind of a composite endpoint or would it just be an all clause mortality endpoint or do you not know until you talk to the FDA?

 Leland Wilson  - VIVUS - President, CEO

 Well obviously, I think all of us that are closely involved with VIVUS are excited about the opportunity that is frankly being presented to us and that is in the form of a morbidity/mortality study. The question of how that could fit into a Phase III program is one that we can only answer after we have discussions with the FDA. But, just based upon my view of the Agency and the fact that they would very much like to have someone start a morbidity/mortality study relatively soon, because the Advisory Panel is interested, and if you watch the Advisory Panel, you saw people — the FDA said they were interested in trying to nail down some cardiovascular outcomes. So I think the negotiation part here is really in our favor to frankly begin a morbidity/mortality study. And then — and as you know, those studies need to run at least five years.

So clearly a question becomes when — we want approval for diabetes long before that five years is up and I think the negotiation position that we’re in now is quite strong to have a data safety monitoring board report out any safety issues that may be going on at both NDA submission and at the time of NDA approval for diabetes. And I think that would be appropriate. And then clearly about three years after the launch then, it would be very nice timing for the results of a morbidity/mortality.

And Mike, if you will bear with me, I know you know this but for others who are not really in tune with this, a positive outcome on a morbidity/mortality study has immense potential for this drug. And that is, it could move it to first-line therapy over generics in my opinion in many cases. Because the problem is well-known now and that’s why we’re having these Advisory Panel meetings and cardiovascular outcomes, etc., is that treating HbA1c by itself is not doing these patients much good. It may help their microvascular issues but it certainly don’t have their macular vascular issues and those are the ones that are causing the deaths, etc.

So they are interested in doing that. And, if we could actually show that — I really believe that we can a reduction in mortality and morbidity, we could potentially move to first-line therapy. And that would be an immense advantage over anybody else in the marketplace. And so, I’m very interested and I’m very excited about it. I think this is the right way to treat diabetes going forward. And if we have that opportunity to get that data, it would save literally hundreds and hundreds of millions of dollars in the marketing effort by a partner to try to convince people that the drug should be closer to first-line therapy. I hope that answers your question.

 Mike King  - Rodman & Renshaw - Analyst

 Yes, thanks for the additional color. Do you have any idea of the size of that study in terms of numbers of patients or the costs that you might have to incur for that?

 Leland Wilson  - VIVUS - President, CEO

 Yes, we’re working through that with the clinical research organizations as we speak, just to get a handle on that. But I would say we’re in the neighborhood of between 5,000 patients and 10,000 patients and five years on study.

Operator

 Ken Trbovich, RBC Capital Markets.

 Ken Trbovich  - RBC Capital Markets - Analyst

 I guess I wanted to step back. Lee, earlier you mentioned that you would potentially look to partner at the end of the Phase III studies for diabetes. I wanted to clarify, did you mean obesity or diabetes in that response?

 Leland Wilson  - VIVUS - President, CEO

 My personal view is that you cannot separate this drug going to market between obesity and diabetes. Because eventually, those — the reason to treat obese patients is largely diabetes and other cardiovascular outcomes that obese patients have. So I think where we talk about today about obesity and diabetes as being fairly separate, I think within five years after the market launch it will be pretty much part and parcel to one disease. So I think it is in our best interests to take this through the Phase III development program for diabetes which we think will be in the neighborhood of certainly within one year of the approval of the obesity endpoint.

 Ken Trbovich  - RBC Capital Markets - Analyst

 So, I guess the question then if this end of Phase II meeting and obviously the initiation of the trials become a critical factor in determining when you might partner the product. If there is a gap between completion of the obesity study and completion of the diabetes study, would it be your intention to sort of hold off on the application or apply and then hold off on the launch of the product until you’ve got a partner? What’s the commercial end of the strategy here?

 Leland Wilson  - VIVUS - President, CEO

 It’s a nice luxury position to be in. And clearly, if we have an NDA approval for obesity, we will be in heavy negotiations and discussions about licensing and partnering, etc. So it will be opportunistic at that time forward.

 Ken Trbovich  - RBC Capital Markets - Analyst

 From the standpoint of diabetes, I know for the obesity studies you managed to sign up Medpace and have a $50 million contract for the efficacy portions of those studies and obviously the safety portion on the Phase III program there. Would you anticipate that the Phase III efficacy in the initial registration trials would be a separate contract and separate agreement as it relates to the outcome study you just described earlier?

 Leland Wilson  - VIVUS - President, CEO

 I think I understand your question correctly. I tend to look at them as a couple of different ways. One, the morbidity/mortality outcome study is a separate entity and I look at the diabetes program outside of that as a separate entity from the obesity program.

 Ken Trbovich  - RBC Capital Markets - Analyst

 And do you think you’ll — the diabetes efficacy study would be similar in terms of costs to the obesity program you’ve got in place now?

 Leland Wilson  - VIVUS - President, CEO

 Well, we’re going to be talking to the FDA. We think we have some creative ideas as to how to do a morbidity/mortality study in a very cost-effective way. As you know, we’ve pioneered that with the testosterone program and so we’re going to have to work with the FDA in this division to see if they buy in with the program. But I’m optimistic that they will. So, I’ll withhold comment. But I think it’s fair to say that the diabetes program is going to cost at least as much as the obesity program.

 Ken Trbovich  - RBC Capital Markets - Analyst

 When you say that, that is inclusive of the morbidity/mortality?

 Leland Wilson  - VIVUS - President, CEO

 Yes.

 Ken Trbovich  - RBC Capital Markets - Analyst

 To your point earlier about the testosterone program, if I remember correctly, the idea there was to power the outcome by — essentially to power the studies by having higher risk patients so you can have higher numbers of events in the studies than you might have in a normal population?

 Leland Wilson  - VIVUS - President, CEO

 That’s good. That’s true. Patient selection is very critical. So if you get those that are going to die too quickly, you won’t have enough time to impact them or have major outcomes. So, yes, patient selection is very critical and we’re going through a very careful analysis of that now.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Then a final question for Tim. I know you alluded to sort of the burn rate guidance and suggested that we need to anticipate avanafil studies kicking in in the back half of this year and contributing to some of that burn. Do you have any burn at all associated with the diabetes program in the guidance thus far for the burn rate for 2008?

 Tim Morris  - VIVUS - VP, Finance, CFO

 Right now, no.

Operator

 Ruthanne Roussell, The Robins Group.

 Ruthanne Roussell  - The Robins Group - Analyst

 I’m going to return to a question that I asked a few months ago and see whether there has been any more to visibility into the extent to which you may be able to use the obesity data in the diabetes study, sort of leverage it.

 Leland Wilson  - VIVUS - President, CEO

 It is a very important question to us and one that we strategize around constantly in our anticipated presentation to the FDA at the end of Phase II meeting. And it will be dependent clearly upon what the FDA has to say. But we’re going to have what 4500 patients, Peter, that are on Phase III program for obesity. Clearly that gives tremendous safety information. We’re also going to have diabetic patients in the Phase III program our 303 program to allow diabetic patients in. And so you’re going to have numbers of patients there.

And then, the question becomes one of whether we need one study — one additional study in diabetes or two and what role does the morbidity and mortality study play in this whole program? So those are the variables which we’re going to be talking to the FDA about within a couple of months.

 Ruthanne Roussell  - The Robins Group - Analyst

 Just to clarify, did I correctly understand that Mitsubishi Tanabe has now manufactured all of the product that needs to be manufactured?

 Leland Wilson  - VIVUS - President, CEO

 They are in the process of manufacturing right now.

Operator

 Adam Cutler, Canaccord.

 Ritu Baral  - Canaccord Adams - Analyst

 It’s actually Ritu for Adam. So, switching gears actually to another recent Advisory Committee meeting, could you guys comment on or recap for us the mood disorder scales that you’re using in your Phase II and Phase III developments.?

 Peter Tam  - VIVUS - SVP, Product and Corporate Development

 Yes, it’s Peter. We haven’t specifically commented on the tools that we’re using. But I think one thing we have said was — and the FDA is trying to standardize this — is that we will be using or we are using the Columbia scale for assessing suicidality. We have a standard very well accepted, broadly applied, broadly used by primary care physicians’ scale for looking at depression; that’s being done. All those are being evaluated on a visit by visit basis. So clearly, we are monitoring that very carefully.

 Ritu Baral  - Canaccord Adams - Analyst

 Just as a follow-up, will you be going to the FDA with additional data in addition to what you’ve presented at ADA? Anything from the extension, despite the fact that it’s blinded?

 Peter Tam  - VIVUS - SVP, Product and Corporate Development

 No. Our end of Phase II meeting package, we’re preparing that. The basis of that will primarily be the OB-202 study the study results. And the items that we’re going to be talking to the FDA about is a similar approach which Lee mentioned that is going after an all comers population.

Operator

 At this time, there are no further questions. I would now like to turn the call back over to Mr. Lee Wilson, CEO, for closing remarks.

 Leland Wilson  - VIVUS - President, CEO

 Okay. Well thanks everybody. Appreciate your support. I think you can see that VIVUS continues to make good progress. I am particularly pleased by the interest in the stock market that we have. It’s a very exciting time for us in a very, very bad marketplace as you all know. And so this has been particularly rewarding. So, I appreciate your support and thank you very much.

Operator

 Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.